Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

Monopar Therapeutics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value	457(c) and 457(h) (3)	400,000	$37.0599	$14,823,960	$0.0001531	$2,270
Total Offering Amounts					$14,823,960		$2,270
Total Fee Offsets							-
Net Fee Due							$2,270

(1)   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock (“Common Stock”) of Monopar Therapeutics Inc. (the “Registrant”) that become issuable under the Registrant’s 2016 Stock Incentive Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Registrant’s common stock.

(2)    Represents shares of Common Stock reserved for future grant under the Plan.

(3)    Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended, by averaging the high and low sales prices of the Registrant’s common stock reported on the Nasdaq Capital Market as of a date (March 25, 2025) within five business days prior to filing this Registration Statement.